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                                                                 EXHIBIT 4(b)(v)



Filed with Post-Effective Amendment No. 18 to this Registration Statement on Form N-4 on April 25, 1995.





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                      (LOGO OF METLIFE APPEARS HERE)/R/
                      Metropolitan Life Insurance Company
                  One Madison Avenue, New York, NY 10010-3690

                                  ENDORSEMENT
     Attach to your certificate. This endorsement is part of your certificate.

The certificate is amended as follows:

     . The administrative fee described in item 15 of your certificate is waived.


     The product described in your certificate has been sanctioned by the Texas [Optional Retirement Plan Board] [institution of higher learning where you are employed]. If that approval is withdrawn for any reason or if you retire or terminate from service from any and all institutions which are affiliated with the same Texas institution where you are currently employed, the following provision will apply.

     . We will not accept any deposits under this certificate while you are withdrawing money under a systematic termination described below.

          Certificate withdrawal charges will not apply to a full withdrawal, if you tell us of your intention to make such a withdrawal and such withdrawal is paid annually over four years ("systematic termination") as follows:

          (1) 20% of your account balance upon receipt of the request (reduced by any partial withdrawal from your account balance made in the same certificate year);

          (2)  25% of your then current account balance one year later;

          (3)  33 1/3% of your then current account balance two years later;

          (4)  50% of your then current account balance three years later; and

          (5)  the remainder of your account balance four years later.

          You may cancel the remaining withdrawal at any time, but if you do so, any new systematic termination would be paid over a new four year period. Full withdrawals over fewer than four years or for amounts in excess of the percentages shown above will be subject to the withdrawal charges described in your certificate.



   /s/Joseph A. Reali                         /s/Ted Athanassiades
Joseph A. Reali                            Ted Athanassiades
Vice-President & Secretary                 President and Chief Operating Officer


Form G.20247-545 (4/95)